Exhibit 7(a)(iii)

      AMENDMENT NO. 2, dated as of March 1, 2003, to the Domestic and Global Custody Agreement, dated March 29, 1996 ("Agreement"), between Mutual of America Institutional Funds, Inc., having a place of business at 320 Park Avenue, New York, New York 10022, and JP Morgan Chase Bank, having a place of business at 270 Park Avenue, New York, New York 10017-2070.

      The parties hereto agree as follows:

      Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

      Section 2. Section 11. Instructions in the Agreement is amended by adding the following to the end of the first paragraph in Section 11:

   Notwithstanding the foregoing, the signatures of two Authorized Persons shall be required for any written instruction sent via telex, TWX or facsimile transmission for the payment of expenses or any other cash item not against the delivery of Securities, and no person specified on Schedule B as a security administrator may be an Authorized Person.

      Section 3. Schedule B is hereby modified as attached hereto.

      IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first written above.

MUTUAL OF AMERICA                      JP MORGAN CHASE BANK
INSTITUTIONAL FUNDS, INC.

By: ____________________________       By: ____________________________
    Name:                                  Name:
    Title:                                 Title:

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                                   SCHEDULE B
               Customer Personnel to Receive Security Information

James Dixon
Brian Keogh

(as revised March 1, 2003)